Exhibit 10.5

Board of Directors Offer Letter

September 3rd, 2019

Dear Mr. Outlaw,

On behalf of Kona Gold Solutions, Inc., a Delaware corporation (the "Company"), I am pleased to invite you to join the Company's Board of Directors (the "Board"), subject to your election to the Board by the requisite percentage of stockholders (the date of such election being the "Effective Date"), which we anticipate will be September 9th, 2019. You will serve as a director from the Effective Date until the date upon which you are not re-elected or your earlier removal or resignation.

In consideration for your service on the Board and subject to approval by the Board, you will be granted 10,000,000 shares of the Company's common stock. The shares of common stock will have a restriction period of (12) months from the issuance date.

In accepting this offer, you are representing to us that (i) you do not know of any conflict which would restrict your service on the Board and (ii) you will not provide the Company with any documents, records, or other confidential information belonging to other parties.

This letter sets forth the entire compensation you will receive for your service on the Board. Nothing in this letter should be construed as an offer of employment. If the foregoing terms are agreeable, please indicate your acceptance by signing the letter in the space provided below and returning this letter to the Company.

Sincerely,

Kona Gold Solutions, Inc.

By:	/s/ Robert Clark
Robert Clark
Chief Executive Officer

Accepted and agreed:

Signature:	/s/ William Jeffrey Outlaw
Date:	9-8-19

Board Member Contract

As a member of the Board of Directors of KONA GOLD SOLUTIONS, INC., I have a legal and ethical responsibility to ensure that the organization does the best work possible in pursuit of its goals. I support the purpose and mission of the organization and pledge my commitment to assist in carrying out its work.

As a board member, I will consistently act responsibly and prudently. I understand my duties to include:

1.	Legal, fiscal and moral responsibility, along with my fellow board members, for the well-being of this organization. As such, it is my responsibility to:

•	Be familiar with our budget and take an active part in the budget planning process.
•	Know and approve all policies and programs and oversee their implementation.
•	Take responsibility for making decisions on organization issues and board matters.
•	Interpret the organization's work and values to the community, represent the organization and serve as a spokesperson.
•	Keep up-to-date on the business of the organization.
•	Excuse myself from discussions, decisions and votes where I may have a conflict of interest.

2.	Attendance at 4 board meetings per year. Should I be unable to attend a meeting, I will, if needed, be available for telephone consultation. Additionally, I will serve on at least one board committee.

3.	Active participation in one or more fundraising activities. This may include individual and/or special event solicitation or direct mail appeals.

4.	Working in good faith with my fellow board members and staff toward the achievement of the organization's goals.

Should I fail to fulfill these commitments to the organization, I understand that the Board President will call upon me to discuss my responsibilities. Should there come a time where I am no longer able to fulfill my obligations to the organization, it will be my responsibility to resign my position as a member of the Board of Directors.

As a board member, I understand that the organization will be responsible to me in the following ways:

1.	I will be sent, without request, quarterly financial reports and an update of organizational activities that allow me to meet the "prudent person" standards of the law. Further, I expect that I will have information about programs and policies, goals and objectives as appropriate.

2.	Opportunities will be provided for me to discuss with the Executive Director and the Board President the organization's programs, goals, activities and status.

3.	It is expected that board members and the Executive Director will respond in a straightforward fashion to questions that I feel are necessary to carry out my fiscal, legal and moral responsibilities to the organization.

4.	Board members and the Executive Director will work in good faith with me towards achievement of our goals.

5.	If the organization does not fulfill its commitments to me, I may call upon the Board President and Executive Director to discuss the organization's responsibilities to me.

6.	The organization will carry directors' and officers' liability insurance.

William Jeffrey Outlaw
Print Name - Board of Directors Member

/s/ William Jeffrey Outlaw	9-8-19
Signature - Board of Directors Member	Date

Robert Clark
Print Name - Board of Directors President

/s/ Robert Clark	9/12/2019
Signature - Board of Directors President	Date